EXHIBIT 1



                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                            New York, New York 10005
                                 October 9, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                 Re:      Central and South West Services, Inc.
                          Form U-1 Application-Declaration in File No. 70-____

Dear Sirs:

                  We refer to the Form U-1  Application-Declaration  in File No.
70-____ (the "Application") under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), filed Central and South West Corporation ("CSW"), a Delaware corporation and a registered holding company, and Central and South West Services, Inc. ("CSWS" and, collectively with CSW, the "Applicants"), a Texas corporation and a service company subsidiary of CSW, seeking authority to sell and lease electric bicycles to consumers and to engage in related activities either directly through CSWS or indirectly through a newly-formed subsidiary ("NewCo") of CSW (the "Transactions"), as more fully described in the Application. We have acted as counsel for the Applicants in connection with the filing of the Application.

                  We have examined originals, or copies certified to our satisfaction, of such corporate records of the Applicants, certificates of public officials, certificates of officers and representatives of the Applicants and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certificates by officers of the Applicants and other appropriate persons and statements contained in the Amendment.

                  Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that, in the event that the proposed Transactions are consummated in accordance with the Application, as it may be amended, and subject to the assumptions and conditions set forth below:

                  1. All state laws applicable to the proposed Transactions as described in the Application will have been complied with.

                  2. CSWS is, and NewCo will be, validly incorporated and duly existing under the laws of their respective States of incorporation.

                  3. Any equity securities issued in accordance with an order permitting the Application to become effective, when properly issued, delivered and paid for, will be legally issued, fully paid and non-assessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto as set forth in NewCo's certificate of incorporation.

                  4. Any debt securities Guaranteed by CSW in accordance with an order permitting the Application to become effective will be valid and binding obligations of NewCo or CSWS in accordance with their terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally or by applicable principles of equity (regardless of whether such enforceability is sought in a proceeding at law or in equity).


                  5. The consummation of the proposed Transactions as described in the Application will not violate the legal rights of the lawful holders of any securities issued by the Applicants or any associate company of the Applicants.

                  The opinions expressed above in respect of the proposed Transactions as described in the Application are subject to the following assumptions or conditions:

                  a. The Transactions shall have been duly authorized and approved to the extent required by state law by the Board of Directors of the Companies.

                  b. The Securities and Exchange Commission shall have duly entered an appropriate order or orders granting and permitting the Application to become effective with respect to the Transactions described therein.

                  c. The Transactions shall have been accomplished in accordance with required approvals, authorizations, consents, certificates and orders of any state commission or regulatory authority with respect thereto and all such required approvals, authorizations, consents, certificates and orders shall have been obtained and remain in effect at the closing thereof.

                  d. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

                  We hereby consent to the use of this opinion as an exhibit to the Application.

                                           Very truly yours,


                                           MILBANK, TWEED, HADLEY & McCLOY